Exhibit 23.2

Patton Boggs LLP
2001 Ross Ave., Suite 3000
Dallas, Texas 75201

CONSENT

To the Board of Directors of JK Acquisition Corp.

We hereby consent to the use of our name as your counsel and to all references made to us in the Amendment No. 9 to Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

/s/ PATTON BOGGS LLP

Dallas, Texas
March 13, 2006